Exhibit 2.7

Filings with the Taipei Exchange’s Market Observation Post System,

dated August 6, 2021

No:1

Subject: To announce uploading the amended version of Handbook for First Extraordinary General Meeting of 2021 on MOPS

To which item it meets—article 4 paragraph 53

1. Date of occurrence of the event: 2021/08/06

2. Company name: Taiwan Liposome Company, Ltd.

3. Relationship to the Company (please enter “head office” or “subsidiaries”): head office

4. Reciprocal shareholding ratios: NA

5. Cause of occurrence: The first amendment to share swap agreement (“Amendment”) with Woods Investment Company, Ltd. was approved by the board of directors of the Company on 4th August 2021 and was uploaded the Amendment to MOPS at the same day. The Company revised and combined Handbook with Amendment as one and replaced the handbook on MOPS.

6. Information items/ statements to be corrected:

(1) Chinese version:

Amended the Discussion 1, description (1), (2) on Page 3.

Combined the contents of first amendment to share swap agreement on Page 51.

(2) English version:

Amended the Discussion 1, description (1), (2) on Page 3.

Combined the contents of first amendment to share swap agreement on Page 64.

7. Amounts/ contents/ number of page to be corrected:

(1) Chinese version: Page 3-4, Page 51-53.

(2) English version: Page 3-4, Page 64-67.

8. Amounts/ contents/ number of page after correction:

(1) Chinese version: Page 3-4, Page 51-53.

(2) English version: Page 3-4, Page 64-67.

9. Countermeasures: To upload the amended version of Handbook for First Extraordinary General Meeting of 2021 on MOPS

10. Any other matters that need to be specified:

To update relevant materials of the Extraordinary General Meeting of 2021 according to the revision of the Handbook for First Extraordinary General Meeting of 2021, including a separate version for ADR holders.